UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

      Filed by the Registrant   ☒

      Filed by a Party other than the Registrant   ☐

      Check the appropriate box:

      ☐     Preliminary Proxy Statement

      ☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☐     Definitive Proxy Statement

      ☐     Definitive Additional Materials

      ☒    Soliciting Material Pursuant to §240.14a -12

BEA Systems, Inc.

(Name of Registrant as Specified In Its Charter)

                                                                                        N/A
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      ☒     No fee required.

      ☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

       ☐     Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
                                       Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing
.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FINAL TRANSCRIPT

Thomson StreetEvents℠

ORCL - Oracle to Acquire BEA Systems Conference Call

Event Date/Time: Jan. 16. 2008 / 9:00AM ET

C O R P O R A T E P A R T I C I P A N T S

Roy Lobo

Oracle Corporation - IR

Larry Ellison

Oracle Corporation - CEO

Alfred Chuang

BEA Systems - Founder, Chairman, CEO, President

P R E S E N T A T I O N

Operator

Good day, everyone, and welcome to today's Oracle Corporation conference call. Today's conference is being recorded. At this time, I would like to introduce Mr. Roy Lobo. Please go ahead, sir.

Roy Lobo - Oracle Corporation - IR

Thank you, operator. Good morning, everyone, and thank you for joining us on this call this morning to discuss Oracle's acquisition of BEA. This is Roy Lobo, head of Investor Relations. With me on the call are Oracle's CEO, Larry Ellison, and BEA's Founder, Chairman, and CEO, Alfred Chuang. Each will be making a few prepared remarks and we will not be taking any questions.

I will start by reading the Safe Harbor statement. Today's discussion may include predictions, estimates, or other information that might be considered forward-looking. While these forward-looking statements represent our current judgments on what the future holds, they are subject to risk and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision of these forward-looking statements in light of new information or future events.

Throughout today's discussion, we will attempt to present some important factors relating to our business that may affect our predictions. In addition, in connection with the proposed transactions, BEA will file a proxy statement and BEA and Oracle intend to file other relevant materials with the SEC. You should review these materials and our most recent Form 10-K and Form 10-Q for a complete discussion of these factors and other risks under the heading "Risk Factors." Copies of these documents may be obtained from the SEC website.

With that, I would like to turn the call over to Larry for his opening comments.

Larry Ellison - Oracle Corporation - CEO

Thank you. Today we are announcing an agreement to buy BEA Systems for $19.375 per share in cash. The offer is valued at approximately $8.5 billion, or $7.2 billion net of BEA's cash on hand of $1.3 billion.

We anticipate this transaction will be between $0.01 and $0.02 accretive in the first full year after closing. Further information on the financial impact to Oracle will be provided as we approach the completion date of this transaction.

We intend to finance the purchase with a combination of cash-on-hand and readily available short-term credit. As you know, last year Oracle generated more than $5.5 billion in free cash flow and ended last quarter with $8.4 billion in cash and marketable securities.

While the timing of the transaction is subject to certain regulatory approvals, we expect the deal to close by mid-year 2008 (company corrected after the call).

Let me say that BEA has been a pioneer in middleware and this combination of Oracle and BEA recognizes the innovation, leadership, and customer success BEA has achieved. Alfred Chuang was co-founder of BEA. He deserves a lot of credit for those successes. As you'll hear from Alfred, both companies are extremely excited about this deal. Oracle and BEA share a vision of a highly-scalable, adaptable, standards-based products, and technology built around the programming language Java.

While this is a great deal for both companies' customers, partners, and stockholders, it is also a great day for the Java community and the vision of open standards-based computing, not dominated by any one company's technology.

For Oracle, this deal is a very big step toward completing our vision of becoming a strategic enterprise software vendor of choice for our customers, with industry-leading products and a world-class technology solution at every level of the stack and across industry verticals. With this deal, we believe our open standards-based technology stack will offer greater value to our customers than any alternative in the marketplace, including those offered by Microsoft, IBM, SAP, Sun, and the open source vendors.

This agreement reflects the exceptional strategic fit between our two companies in terms of our complementary product strategies, geographic strengths, and industry strengths. Although we both have numerous middleware products, one of the things that attracted us to BEA is that its product lines and vertical solutions are overwhelmingly complementary to our Fusion middleware products. To cite just two examples, when this deal closes, we will immediately become a leader in messaging and transaction processing platforms and in middleware solutions for the telecommunications vertical.

We have demonstrated over many acquisitions that we've made in the past three years how expanding like this benefits both our customers and our shareholders. This acquisition also provides scale to our middleware business. Over the past three years, Oracle's middleware business has been doing well. But scale in middleware business, as with all the software businesses, is critical in order to increase innovation and drive the market faster.

We believe this acquisition creates the leading platform for customers to deploy, manage, and analyze enterprise applications, with substantial and compelling technical advantage over Microsoft's .NET and the other Java alternatives in the marketplace. Perhaps more importantly, we believe this transaction will accelerate the adoption of standards-based, Java-based middleware as alternative to Microsoft's closed .NET architecture. It will accelerate the adoption of SOA for our customers and will accelerate innovation in middleware technologies. We will also be able to extend our strategic relationships with customers and partners to increase our penetration in key verticals, like telecommunications, and key regions, like China.

Finally, the combination would add the strength of BEA's employee base to Oracle's 75,000 employees. Middleware requires a highly-specialized, technically-sophisticated salesforce and is a very competitive market -- in a very competitive market, it's difficult to acquire that kind of talent, especially on the worldwide scale in which we operate and compete. Adding the significant number of BEA sales reps to our own middleware salesforce will enable us to create a third major standalone salesforce within Oracle Corporation in addition to our technical and application representatives.

Simply stated, this combination of BEA gets us where we need to be, a leadership position at every level of the software stack and across more industry verticals in more geographic locations around the world. For our customers, Oracle and BEA is clearly a winning combination. The combined offerings of Oracle and BEA will create a comprehensive and complementary product footprint in middleware.

Most of BEA's customers are already Oracle customers and run mission-critical software from both companies. Many of BEA's customers are already Oracle database or application customers and an increasing number are also using complementary middleware products from both firms. Oracle provides the leading database solution, the leading SOA solution, identity management, business intelligence, performance management, and enterprise contents management, while BEA provides leading Java-based application server products, a highly-scalable messaging and transaction processing platform, and vertical-specific technologies like a communication service delivery platform. And the products of both companies are built around open standards to ensure continued customer choice and flexibility.

The result is that customers will be able to build applications that maximize their datacenter investments, preserve investments in existing enterprise applications, manage existing web-based applications better, and develop new web-based applications faster, all from a single strategic supplier, while at the same time increasing choice, flexibility, and competition through our commitment to hot-pluggable technologies, which serve as a basis for rapid third-party development.

Finally, Oracle plans to aggressively support BEA's products in a manner similar to other recent Oracle acquisitions. Our applications unlimited effort has clearly surpassed expectations as we continue to deliver new features and versions of PeopleSoft, Siebel, and JD Edwards at a pace faster than when those companies operated standalone.

Oracle Fusion middleware will continue to be the center of our current and future middleware and applications strategy, but WebLogic and other BEA technologies will be an increasingly important part of our offering going forward. Customers can continue to use their existing BEA products or they will be supported with more R&D and -- let me try that again. Customers continue to use their existing BEA products and they will be supported with more R&D and with a qualitatively higher level of support around the world. Or customers could choose to move to Fusion middleware as it continues to evolve and incorporate the best features of both companies' products.

Either way, it is the customer's choice. Oracle's goal for customers with the proposed transaction is threefold, preserve their investments in BEA's products, accelerate innovation across our middleware products, and provide these customers with a better portfolio of mission-critical technology.

With that, let me turn the call over to Alfred.

Alfred Chuang - BEA Systems - Founder, Chairman, CEO, President

Thanks so much, Larry, and thanks, everyone on the line, for joining us so early this morning on such a short notice.

As you know, for several months, our Board of Directors, with the help of our financial advisors, has been exploring ways to maximize shareholder value, including engaging in discussion with third parties regarding a possible sale of the Company. The agreement with Oracle is a culmination of that diligent process and we are pleased with the result.

The Board and I unanimously agree that this all-cash transaction is the best way to maximize value for all of our shareholders. This transaction delivers a substantial premium over our closing stock price yesterday and a significant premium over our stock price before Oracle's original offering in October. We expect that the BEA organization and our customer will benefit from our joining forces with Oracle to create an innovative global leader in enterprise software.

As Larry talked about, our two businesses are a natural strategic fit. We're bringing together Oracle strengths in database and applications with BEA's leadership in middleware. I am proud of what we've accomplished over the last 13 years at BEA and I fully expect that our innovative technologies, research and development talents, our leadership in a high-growth region of Asia-Pacific and other recent regions will all contribute significantly to the combined company.

As we work toward the close of this transaction, we will be coordinating with Larry and his team to develop a comprehensive integration plan to ensure a seamless transition for our organization and most importantly for our customers. We recognize that a quick and smooth integration is absolutely successful to the success of the transaction.

In the meantime, we are operating independently and it will be business as usual at BEA. Our customers will continue to receive the highest quality service they expect from us and they should know, as Larry has mentioned, that Oracle intends to preserve their investments in BEA's products and will support our products in a similar manner to the other recent acquisitions by Oracle.

I look forward speaking to you again in February regarding our fourth quarter earnings results and also our full-year results. Larry, back to you.

Roy Lobo - Oracle Corporation - IR

Great. Thank you, Alfred, for that and thank you, everyone, for joining us and for participating in today's call. A telephone replay will be available for 24 hours. The replay number is 719-457-0820 and the pass code is 3644405. You can also access the webcast replay on the Oracle Investor Relations website. The webcast replay will be available through January 22.

Thank you and with that, I would like to turn the call back to the operator to close.

Operator

That does conclude today's conference. We thank you very much for your participation.